SUBSCRIPTION AGREEMENT

HALTON UNIVERSAL BRANDS INC.

The undersigned (the "Purchaser") hereby irrevocably subscribes for and agrees to purchase the number of shares of common stock in the capital of Halton Universal Brands Inc. (the “Company”), a Nevada company, disclosed on page 5 of this Agreement at a price of US$0.01 per share for the aggregate price disclosed on page 5 of this Agreement (U.S. dollars) (the "Funds").  Together with this Subscription Agreement, the Purchaser is delivering to the Company the full amount of the purchase price for the Shares in respect of which it is subscribing.

1. Terms. The Company is offering a minimum of 3,200,000 and up to a maximum of 40,000,000 shares of common stock (the “Offering”). Funds from this Offering will be placed in a separate, non-interest bearing bank account. This account is not an escrow, trust or similar account. The Company will hold the Funds in this account until the Company receives a minimum of $32,000, at which time the Funds will be appropriated by transferring to the Company’s current bank account. Any Funds received by the Company thereafter will be immediately available for the Company use.

If the Company does not receive the minimum amount of $32,000 within 270 days of the effectiveness date of this prospectus, or an additional 180 days in case of extended period, all Funds will be promptly returned to the Purchasers acquiring shares in this Offering without a deduction of any kind. During the 270 day period, or an additional 180 days, no funds will be returned to the Purchasers acquiring shares in this Offering. The Purchasers acquiring shares in this Offering will only receive a refund of the Funds if the Company does not raise a minimum of $32,000 within the 270 day period, or an additional 180 days, referred to above.

Officers, Directors, affiliates or anyone involved in marketing of the Company shares will not be allowed to purchase shares in the Offering.  The Purchaser will not have the right to withdraw the subscription funds advanced to the Company during the Offering period of up to 450 days. The Purchaser will only have the right to have the funds returned if the Company does not raise the minimum amount of the Offering, or if there is a material change in the terms of the Offering. The following are material changes that would entitle the Purchaser to a refund of the Funds:

-                     a change in the offering price;

-                     a change in the minimum sales requirement;

-                     a change in the amount of proceeds necessary to release the funds held in the  separate bank account;

-                     a change to allow sales to affiliates in order to meet the minimum sales requirement; and

-                     an extension of the offering period beyond 450 days.

If any of the above material changes occur, a new offering may be made by means of a post-effective amendment.

2.  Purchaser’s Representation and Warranties.  In order to induce the Company to accept this subscription, the Purchaser hereby represents and warrants to, and covenants with, the Company as follows:

A.        The Purchaser is a resident of the State/Country   ______________________________;

                                                                                                                (Print name of state/country)

B.         The Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement is a legally binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms;

            C.       The Purchaser agrees not to engage in hedging transactions with regard to the Shares unless in compliance with the Act;

3.  Company Representations.  The Company represents and warrants to the Purchaser that:

A.        The Company is duly incorporated under the laws of the State of Nevada and is in good standing in accordance with all applicable federal and state laws;

B.         The execution, delivery and performance of this Agreement by the Company and the performance of its obligations hereunder do not and will not constitute a breach or violation of any of the terms and provisions of, or constitute a default under or conflict with or violate any provisions of (i) the Company’s Articles of Incorporation or By-laws, (ii) any indenture, mortgage, deed of trust, agreement or any instrument to which the Company is a party or by which it or any of its property is bound, (iii) any applicable statute or regulation, or (iv) any judgment, decree or order of any court or government body having jurisdiction over the Company or any of its property;

C.        The execution, delivery and performance of this Agreement and the consummation of the issuance of the Shares and the transactions contemplated by this Agreement are within the Company’s corporate powers and have been duly authorized by all necessary corporate and stockholder action on behalf of the Company;

D.        There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties, which might result in any material adverse change in the condition (financial or otherwise) or in the earnings, business affairs or business prospects of the Company, or which might materially and adversely affect the properties or assets thereof;

E.         The Company is not in default in the performance or observance of any material obligation agreement, covenant or condition contained in any material indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it or its property may be bound; and neither the execution, nor the delivery by the Company, nor the performance by the Company of its obligations under this Agreement will conflict with or result in the breach or violation of any of the terms or provisions of, or constitute a default or result in the creation or imposition of a lien or charge on any assets or properties of the Company under any material deed of trust or other material agreement or instrument to which the Company is party or by which it is bound or any statute or the

Articles of Incorporation or By-laws of the Company, or any decree, judgment, order, ruling or regulation of any court or government agency or body having jurisdiction over the Company or its properties;

F.         There is no fact known to the Company (other than general economic conditions known to the public generally) that has not been disclosed in writing to the Purchaser that (i) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or on the earnings, business affairs, business prospects, properties or assets of the Company, or (ii) could reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.

4. Non-Binding Until Accepted. The Purchaser understands that this subscription is not binding upon the Company until the Company accepts it, which acceptance is at the sole discretion of the Company and is to be evidenced by the Company’s execution of this Agreement where indicated.  The funds advanced by the Purchaser cannot be used by the Company until the Company has accepted the subscription, executed this Agreement and the minimum amount of $32,000 will be raised from all purchasers collectively within 270 days, or an additional 180 days, of the effective date of the Company’s Prospectus.

5. Non-Assignability.  Neither this Agreement nor any of the rights of the Purchaser hereunder may be transferred or assigned by the Purchaser.

6. Modification/Entire Agreement.

This Agreement:

a) May only be modified by a written instruction executed by the Purchaser and the Company;

b) Sets forth the entire agreement of the Purchaser and the Company with respect to the subject matter hereof; and

c) Shall enure to the heirs, legal representatives, successors and permitted assigns.

7.  Governing Law.  This Agreement will be construed and enforced in accordance with and governed by the laws of the State of Nevada.

8.  Notices.  All Notices or other communication hereunder shall be in writing and shall be deemed to have been duly given if delivered personally (including courier service) or mailed by certified or registered mail, return receipt requested, postage prepaid.

IN WITNESS WHEREOF the Purchaser has executed this Securities Subscription Agreement on the date set forth below.

The Subscriber hereby offers to subscribe for ___________ Shares on the terms and conditions of this Agreement and agrees to pay the Funds and delivers herewith a certified check, money order or bank draft in the sum of $ ____________(U.S.) made payable to the Company.

DATED:  _________________________

                                                (sign below if Subscriber is an individual)

SIGNED, SEALED AND DELIVERED by the Subscriber in the presence of:	) ) ) ) ) ) ) ) ) ) ) )	Signature of the Subscriber Printed Name of Subscriber Residential Address of Subscriber

                                               (sign below if Subscriber is a corporation)

EXECUTED by ___________________________ in the presence of: Witness	) ) ) ) ) ) )	___________________________ per: Authorized Signatory

Acceptance by the Company

This Agreement is accepted by the Company as of the ____ day of _________,         .

HALTON UNIVERSAL BRANDS INC. per: Authorized Signatory